Exhibit 99.3

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
 PURCHASE AGREEMENT

This LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT entered into this 3rd day of June 2015 (“Agreement”) by and between Pazoo, Inc., a corporation organized and existing under the laws of the State of Nevada, and having its principal place of business at 760 Route 10, Suite 203, Whippany, New Jersey  07981 (“Buyer”), and the current Members of MA & Associates, LLC a limited liability company organized and existing under the laws of the state of Nevada, and having its principal place of business at 200 W. Sahara Avenue, Unit 407, Las Vegas, Nevada  89102 (the “Company”), as set forth on the signature page hereof (collectively, the “Sellers”), pursuant to the following facts:

W I T N E S S E T H:

WHEREAS, Buyer currently owns, pursuant to a Limited liability Company Purchase Agreement executed on or about April 9, 2014, forty percent (40%) of the limited liability company membership interest of the Company

WHEREAS, Buyer wishes to buy and the Sellers wish to sell to Buyer, on the terms and for the consideration hereinafter provided, the remaining sixty percent (60%) of the limited liability company membership interest of the Company.

WHEREAS, after the closing of this Agreement, Buyer will own one hundred percent (100%) of the limited liability company membership interest of the Company and the Company will be a wholly owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, the Buyer and the Company hereby agree as follows:

1.           PURCHASE OF THE MEMBERSHIP INTERST OF THE COMPANY.

1.1         Sale of Membership Interest.  Upon the terms and subject to the provisions of this Agreement the Sellers agree that they will sell, convey, transfer, assign and deliver to Buyer at the Closing provided for in Article 2, except as otherwise set forth herein, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests or equities whatsoever, sixty percent (60%) of the limited liability company membership interest (the, “Purchased Interest”) of the Company and any and all outstanding membership interests, or the rights to acquire same, of the Company, other than those of the Buyer, shall be terminated and/or cancelled.  After the closing of this Agreement, the Buyer shall own one hundred percent (100%) of the Company and no other party shall own, or have the right to acquire, any membership interest in the Company.

1.2         Consideration for Sale and Transfer of the Purchased Interest.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Company herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Purchased Interest to Buyer, Buyer agrees to deliver to the Sellers, in proportion to the percentage that each Seller owns of the Purchased Interest, an aggregate total of 1,000,000 shares of the Buyer’s Series C Preferred stock structured as an “assets-over” transaction qualifying as a tax-free contribution to Buyer under §351 of the Internal Revenue Code (the purchase price for the Purchased Interest is hereinafter referred to as the “Purchase Price”).

 2.          THE CLOSING AND DELIVERY OF PURCHASE PRICE.

2.1         Closing.  The closing (“Closing”) with respect to the acquisition of the Purchased Interest under this Agreement and all other transactions contemplated hereby shall take place at 10 a.m. Eastern Standard Time on June 1, 2015 at the offices of Buyer (or on such later time and date or place as the parties may agree).  The time and date of the Closing is hereinafter called the “Closing Date.”

2.2         Payment of the Purchase Price.  At the Closing, the Buyer shall deliver the fifty percent (50%) of the Purchase Price (i.e. 500,000 shares of Buyer’s Series C Preferred stock) with the remaining fifty percent (50%) of the Purchase Price (i.e. 500,000 shares of Buyer’s Series C Preferred stock) within ten (10) days of Buyer’s amendment to its Articles of Incorporation to increase it authorized voting stock, but in no event later than September 30, 2015.

2.3         Transfer of Purchased Interest.  At the Closing, the Sellers shall transfer to Buyer or its nominee the Purchased Interest, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.  The Company acknowledges that the Purchased Interest is unique and not otherwise available, and agree that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by the Sellers hereunder, including, without limitation, an action for specific performance.  Sellers and the Company shall take all reasonable efforts to ensure that all notifications regarding the transfer of the Purchased Assets is properly recorded with any state or local regulatory agency.  Antonio Del Hierro and David Lieberthal, on behalf of the Sellers, shall agree, if necessary, to remain as interim officers and or directors of the Company if needed to ensure the Company’s state and local licenses remain unaffected.  Antonio Del Hierro and David Lieberthal shall be reasonably compensated for their services, if any, during this transition period.

2.4         Certificates of Good Standing.  At the Closing, the Buyer and the Company shall deliver Certificates of Good Standing, each from the State of Nevada.

3.           REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

The Company hereby represents, warrants and agrees as of the date hereof and as of the date of the Closing as follows:

3.1         Organization and Qualification of Company.  The Company is duly organized, validly existing and in good standing under the laws of Nevada.  The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted by it.  Company is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions in which it conducts business and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction.

As set forth in Section 2.4 above, the Company shall deliver at Closing a Certificate of Good Standing for the Company.  The Company represents that the minute books of the Company are current and contain correct and complete copies of the Certificate of Formation, any Limited Liability Company Operating Agreement and Bylaws of the Company, including all amendments thereto and restatements thereof, transfer ledgers reflecting the ownership interests of the Company, and of all minutes of meetings, resolutions and other actions and proceedings of its members and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, all directors or all general and limited partners (the “Company Organizational Documents”).

 3.2        Authority of Company and the Sellers.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of the Company and shall be enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer or the Company have been duly authorized by all necessary action of the Company, are within Company’s corporate powers.

The execution, delivery and performance of any such agreement, document or instrument by the Company and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Company does not, and will not, with the passage of time or the giving of notice or both:

(i)          result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Company under any indenture or loan or credit agreement of any of the Company, or any other agreement, lease or instrument to which the Company is a party or by which the property of the Company is bound or affected;

(ii)         result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Purchased Interest or any property or assets now owned, leased or used by the Company;

(iii)        result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, now in effect having applicability to the Sellers or the Purchased Stock;

(iv)        violate any provisions of the Certificate of Formation, Limited Liability Company Operating Agreement or By-Laws of the Company, or

(v)         require any approval, consent or waiver of, or filing with, any entity, private or governmental.

3.3         Subsidiaries and Investments.  Except as specifically disclosed to the Buyer, the Company has no subsidiaries and does not own any securities of or other interests or interests in, any firm, corporation, partnership, joint venture, trust, association, estate, joint stock company, organization, enterprise or entity, except temporary investments in the ordinary course of business.

 3.4        Valid Title to Purchased Interest.  The Sellers will deliver to Buyer, valid and marketable title to the Purchased Interests at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever.  The Company and the Sellers represent and warrant that they have full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by it and the consummation and performance of the transactions contemplated hereby by it are and will be the legal, valid and binding obligation of the Company and the Sellers, enforceable against them in accordance with their terms.

3.5         Intentionally Omitted.

3.6         Assets.

(a)          Physical Assets, Cash, Equipment.  All assets of the Company included in Company’s Balance Sheet (as hereinafter defined), other than those disposed of since the date of its preparation in the ordinary course of business, are at the date of the Closing, as described in Schedule 3.6(a),

(b)         Liens. Except as listed on Schedule 3.6(b) hereto, Company has good and marketable title to all its assets (including, without limiting the generality of the foregoing, those reflected in the Balance Sheet (as hereinafter defined), except as has been since sold or otherwise disposed of in the ordinary and normal course of business on commercially reasonable terms), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(c)         Real Estate.  Except as set forth in Schedules 3.6(c) and documents, the Company is not liable for any of the obligations, including, but not limited to, rent, common area expenses, expenses or fees arising from any lease other than for the office space located at 200 W. Sahara Avenue, Unit 407, Las Vegas, Nevada  89102.

3.7         Conduct of the Business.  The Company is not a party to, or subject to or bound by nor are any of its assets subject to or bound by any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of Company necessary for operation in the ordinary and usual course of business; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it.  Except as disclosed on the Schedule of Consents, Permits, Authorizations and Licenses attached hereto as Schedule 3.7(a), neither Sellers nor the Company is required by any person or governmental authority to obtain any consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications or security clearances for the conduct of Company's business (including qualifications to transact business as a foreign corporation in various states); and, except as set forth on Schedule 3.7(a), the Company has obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications and security clearances; the same are valid and subsisting; and, except as set forth on Schedule 3.7(a), the consummation of this Agreement will not invalidate the same. The business and operations of the Company have been conducted in compliance with all applicable statutes, ordinances, orders, rules and regulations of any federal, state or local governmental authority (including without limitation those relating to fair labor practices and standards, equal employment practices and occupational safety and health and federal procurement).  Except as set forth in Schedule 3.7(b), if any, the Company has not failed in any material way to comply with any law, order or regulation, in any way applicable to or affecting the Company's business of any governmental commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over the Company or its operations, including, without limitation, laws, orders and regulations thereof relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, employee benefit plans and programs, collective bargaining and the payment of withholding and Social Security taxes, and the Company has not received any actual written or oral notices or other communication from any such agency with respect to an alleged, actual or potential violation and/or failure of Company to comply with any of the foregoing.

 3.8        Financial Statements and Undisclosed Liabilities.

(a)          The Company shall deliver prior to closing to the Buyer its unaudited financial statements of the Company for the period ended May 31, 2013 (all of which financial statements are collectively referred to as "Interim Financial Statements").  The Interim Financial Statements and similar balance sheets and statements for periods subsequent to those covered by the Interim Financial Statements are hereinafter referred to as "Financial Statements."

(b)         All of the Financial Statements:  (i) are true and correct in all material respects and present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Company's past practices.

(c)          The Company does not have any indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) as shown dollar for dollar on the Balance Sheet or incurred in the ordinary course of business on commercially reasonable terms subsequent to the Interim Financial Statements; or (ii) commercial obligations to perform pursuant to executory obligations not in default as disclosed pursuant to this Agreement.  To the Best Knowledge of the Company, there is no existing condition, situation or set of circumstances which will result in any such liabilities.

3.9         Taxes. To the Best of the Company’s knowledge, any amounts stated as provisions for taxes on the Balance Sheet are sufficient for the payment of all federal, state, local and foreign taxes, assessments and other governmental charges or levies, and all employment and payroll-related taxes, including any penalties and interest (collectively referred to in this Agreement as "taxes") thereon, whether or not based upon or measured by, in whole or in part, net income, and whether or not disputed, of the Company accrued for or applicable to all periods ended on or prior to the Interim Financial Statements. The Sellers are unaware of any federal or state tax liens assessed as against the Company.  To the best of Sellers knowledge the Company last filed federal, state and local tax returns was for the period ending December 31, 2014.

 3.10      Patents, Trade Names, Trademarks and Copyrights.

Except as set forth on Schedule 3.10, the Company has no patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to it.

3.11       List of Contracts.  Except as set forth on Schedule 3.11, the Company is not a party to, nor is any of its properties or assets subject to or otherwise bound by, any:

(a)          Contract with any present or former partner, director, officer or employee, agent or consultant;
(b)         Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to any such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;
(c)          Lease or similar agreements regarding any real property, or personal property, involving annualized payments or potential payments by or to the Company are nothing now or in the future.
(d)         Any contract for the future purchase of commodities, materials, inventory, ingredients, supplies, products, merchandise, services or equipment;
(e)          Bonus, pension, profit-sharing, retirement or any hospitalization, or insurance or similar plan or practice, formal or informal, in effect with respect to employees of the Company or any other person or entity;
(f)          Franchise, dealer, distribution, sales or agency contract or commitment;
(g)         Any other outstanding contract of sale, or any distribution agreement, representative or sales agency agreement, creating any obligation of Company to sell or distribute products;
(h)         Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers of the Company or any other person or entity;
(i)           Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Company;
(j)           Insurance policy;
(k)          Advertising contract or commitment;
(l)           Bank account, lock box or similar depository arrangements;
(m)         Any license or franchise agreement (as licensor/franchisor or licensee/franchisee);
(n)         Any real estate mortgage, loan or credit agreement with any lender, any indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;
(o)         Any agreement restricting the freedom of the Company or of its employees, to compete in any line of business, in any geographic area or with any person or entity.
(p)         Any other material contracts affecting the Company.
(q)         Any contract of the Company to which the United States government or any agency thereof is a party.

All the contracts and commitments listed in said Schedule 3.11 are valid and binding obligations of the Company and of the other parties thereto in accordance with their respective terms and conditions except as set forth on Schedule 3.11.

 There has been no breach or default of any provisions of any such contract, commitment, lease or other agreement by the Company, or to the best knowledge of the Company and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute a breach or default by the Company, or to the best knowledge the Company, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Purchased Interest, or the assets of Company.  Buyer has been furnished with true and complete copies of all scheduled contracts and commitments.

3.12       Litigation. There is no action, suit, proceeding or investigation pending against the Company, and, to the best knowledge of the Company, there is no threatened action, suit, proceeding or investigation against the Company, nor have Sellers received any written or oral actual notice of any such action, suit, proceeding or investigation.  No judgment, order, writ, injunction or decree or award has been issued by or, to the best knowledge of the Company requested of any court or governmental agency which might result in an adverse change in the business, property or assets, or in the condition, financial or otherwise, of Company or which might adversely affect the transactions contemplated by this Agreement. The Company has never been subject to any bankruptcy or other insolvency proceedings.

3.13       Absence of Changes. Since the Interim Financial Statements, the Company has conducted no business other than in the course of ordinary business.

3.14       Insurance.  The Schedule of Insurance attached hereto as Schedule 3.14 contains a correct and complete list of all policies (including binders of insurance and including policies that have expired in the last 12 months) held by or on behalf of the Company or relating to its business or any of its assets (specifying the insurer, the amount of coverage, type of insurance, risks insured, any pending claims thereunder and claims history in the last 12 months).  To the best knowledge of the Company such policies are valid and enforceable in accordance with their respective terms and are outstanding and duly in force as of the date hereof.  Except as set forth in Schedule 3.14, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required thereby, which has had or reasonably might have a material adverse effect on the enforceability of substantial rights of the Company under any such policy.  There are no claims that are not accrued on the Balance Sheet, and there are no unusual provisions for retroactive or retrospective premium adjustments or cancellation or non-renewal.  No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any policy has been received by the Company. No policy of the Company has been cancelled by the issuer within the last three (3) years.  Except, as set forth on any Schedule hereto, to the Company’s best knowledge, there is no state of facts and no event has occurred which reasonably might form the basis of any claim against or relating to the Company or its business or operations or any of its assets which are covered by any of such policies, or which might materially increase the premiums (other than general increases and additions to assets covered) payable under any such policy.  Schedule 3.14 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Company or its business.

3.15       Insider Indebtedness. There is no insider indebtedness to the Company.

3.16       Employee Benefit Plans.  Schedule 3.16 sets forth a complete and accurate description of all employee contracts, employee benefit plans and all collective bargaining agreements relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements, arrangements, or policies relating to deferred compensation, incentive compensation, holiday, vacation, pensions, profit sharing, retirement  income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans").

 3.17      Governmental and Other Approvals.  Except as set forth in Schedule 3.2, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for the Company to consummate the transactions contemplated by this Agreement will be obtained as of the time of Closing.  Except as set forth in Schedule 3.2, the Company has all consents, licenses, permits, registrations, approvals and certificates required under applicable law or regulation, federal, state and local, necessary to the ownership of all of the assets of the Company and necessary to the operation of the Company's business as presently conducted and as presently contemplated.  The Company and its operations have conformed and presently conform to all laws, ordinances, requirements, regulations or orders, including, without limitation, those relating to fair labor practices and standards, equal employment practices, or occupational safety and health applicable to the conduct of the Company's business and the ownership and management of any of its property.

3.18       Certificate of Formation.  The Certificate of Formation of the Company and all amendments thereto have been validly adopted by all of the Members of the Company and the Certificate of Formation, as amended if at all, is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

3.19       Bylaws.  To the best of the Company’s knowledge, and subject to Section 3.1 above, the Bylaws of the Company, and all amendments to the Bylaws, have been validly adopted, and the Bylaws, as amended, are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms.

3.20       Financial Advisor.  The Company has not dealt with any financial advisor, broker or finder in connection with the transactions contemplated herein, and agrees to indemnify and hold the Buyer harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of the Company in connection with the transactions contemplated herein.

3.21       Labor Relations.  Except as set forth in Schedule 3.21, (a) the Company is in compliance in all respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened. There are no proceedings pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board with respect to the Company; (c) there are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority; (d) there is no labor strike or similar material dispute pending or, to the best knowledge of the Company, threatened against or involving the Company; (e) there is no pending representation question involving an attempt to organize a bargaining unit including any employees of the Company and no labor grievance has been filed within the past twelve (12) months with the Company which has had or will have a material adverse effect on the Company; (e) there is no arbitration proceeding under any collective bargaining agreement pending or, to the best knowledge of the Company, threatened.

3.22       Disclosure.  No representation or warranty in this and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.  There is no fact, which materially and adversely affects, or, to the best knowledge of Sellers, or Company, in the future may materially and adversely affect, the condition of the Company which has not been set forth herein.  With respect to all representations and warranties herein which are made "to the best knowledge of the Company," the Company shall be deemed to have knowledge of any matter or fact (a) if the Company has actual knowledge of such matter or fact, (b) if the Company has information from which a person of reasonable intelligence would infer that the matter or fact in question exists, (c) if any person should have ascertained such matter or fact in the performance of any duty he may have as an officer, director or employee of the Company, if and only to the extent that the failure by such persons who are officers, directors or employees of the Company to so ascertain such matter of fact in the performance of any duty he may have as an officer, director or employee of the Company would constitute gross negligence, or (d) if any of the Company's senior management, which shall mean any person at or above the office of Vice President, has actual personal knowledge of such matter or fact.

 4.          REPRESENTATIONS AND WARRANTIES BY BUYER.

As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows:

4.1         Organization and Qualification of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the state of Nevada.  Buyer has full corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it.  Buyer is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions, if any, shown on the Schedule of Jurisdictions attached hereto as Schedule 4.1 and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction.

 4.2        Authority of Buyer.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer's corporate powers.  The execution, delivery and performance of any such agreement, document or instrument by Buyer and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Buyer does not and will not with the passage of time or the giving of notice or both:

(i)           result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of the Buyer, or any other material agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;
(ii)          result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer;
(iii)        violate any provisions of the Certificate of Incorporation or Bylaws of Buyer; or
(iv)        except as set forth in Schedule 3.2 require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

4.3         Governmental Approvals.  Except as set forth on Schedule 4.3, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all third parties and/or governmental agencies, including without limitation any governmental agency or authority of the United States, or other jurisdiction whose approval is necessary for Buyer to consummate the transactions contemplated by this Agreement have been obtained.

 4.4        Financial Advisors.  The Buyer has not dealt with any financial advisor/consultant in connection with the transactions contemplated herein and agrees to indemnify and hold the Company harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of the Buyer in connection with the transactions contemplated herein.

4.5         Assumption of Guarantees.  The Buyer will take all reasonable efforts to the remove, within sixty (60) days of the Closing. any Seller from the any guaranty of any financial obligation of the Company.

 4.6        Disclosure.  No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished by Buyer to Sellers pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

 4.7        Acknowledgment of Disclaimer of Profits.  Buyer expressly acknowledges and agrees that neither the Sellers nor the Company have made any representation or warranty with respect to the future profitability or financial prospects of the Company after the Closing Date.

 5.          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.

The obligation of Buyer to acquire the Purchased Interest as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

5.1         Representations and Warranties.  The representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Buyer shall have received a certificate to such effect, executed by the Company and dated as of the Closing Date, in form satisfactory to Buyer.

5.2         Performance of Covenants.  The Company shall have performed all of its covenants and obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by the Company and dated as of the Closing Date, in form satisfactory to Buyer.

5.3         Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality, foreign or domestic, or any other bona fide third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

5.4         Delivery of Certificates and Documents to Buyer. The Company shall have delivered, or cause to be delivered, to the Buyer certificates as to the legal existence and good standing of the Company and copies of its Certificate of Incorporation, as amended, issued or certified by the Secretary of State of Nevada and/or such other appropriate official thereof.

5.5         Employment Agreements for Directors and Officers.  The only employment agreements maintained by the Company are those set forth in Schedule 5.5.  All other employees of the Company are employees at will.

5.6         Consents.  Except as otherwise provided in Schedule 3.2, the Sellers and Buyer shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

5.7         Damage or Destruction.  The property owned or leased by the Company shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity to an extent that would materially interfere with the conduct of its business or materially impair the value of the Company as a going concern, regardless of whether any such loss or losses have been insured against.

5.8         Satisfactory Due Diligence.  Unless waived by the Buyer in writing, the Buyer shall, no later than May 31, 2015, complete its due diligence of the Company to the satisfaction of the Buyer.

 6.          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS TO CLOSE.

The obligation of the Sellers to sell the Purchased Interest as contemplated hereby, and to perform their other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Sellers, of the following conditions:

6.1         Representations and Warranties.  The representations and warranties of Buyer set forth in Article 4 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and the Sellers shall have received a certificate to such effect, executed by the President or any Vice President of Buyer and dated as of the Closing Date, in form satisfactory to the Company.

6.2         Performance of Covenants.  Buyer shall have performed all of its covenants and obligations contained in this Agreement to be performed on or prior to the Closing Date, and the Sellers shall have received a certificate to such effect, executed by the President or any Vice President of the Buyer and dated as of the Closing Date, in form satisfactory to Sellers.

6.3         Corporate Action.  All corporate action necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party and (ii) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Buyer, and the Sellers shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

6.4         Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic, or any other bona fide third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

6.5         Delivery of Certificates and Documents to the Company. The Buyer shall have delivered, or cause to be delivered, to the Company certificates as to the legal existence and good standing of Buyer.

 6.6        Consents.  Except as otherwise provided in Schedule 3.2, Buyer and Sellers shall (i) each have timely filed all information, reports, applications or notices and satisfied all requests for additional information pursuant to the HSR Act and the 1988 Trade Act and the applicable waiting periods shall have expired and (ii) have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

7.           RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

7.1         Survival of Representations and Warranties.  All representations, warranties, covenants and obligations herein or in any Exhibit, Schedule, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto, and the issuance, sale and purchase of the Purchased Interest and payment therefor until one (1) year after the Closing Date (the “Cut-off Date”); provided, however, that (a) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, and 3.4 shall survive indefinitely after the Closing Date, (b) the representations and warranties of the Company contained in Section 3.9 shall survive until the expiration of the applicable statutes of limitation as the same may be extended by the Company or Buyer, and (c) the covenants and obligations of the parties contained herein shall be enforceable after the Cut-Off Date subject to any limitations therein set forth. No claim of misrepresentation or breach of any representation, warranty, covenant or obligation may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut-off Date, or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the immediately preceding sentence.

7.2         Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

8.           INDEMNIFICATION AND SETOFF.

8.1         Indemnification by the Sellers.  The Sellers and the Company hereby agree, to defend, indemnify and hold Buyer and its respective officers, directors, shareholders, employees, agents, attorneys and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys’ fees) which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant made by the Company in this Agreement. The Buyer has conducted sufficient due diligence regarding this transaction and waives any claims for actions which occurred prior to the closing which could have reasonably been discovered during due diligence.  The foregoing notwithstanding, no claims shall be waived if the Sellers or the Company have intentionally concealed any material fact.

8.2         Indemnification by the Buyer.  The Buyer hereby agrees to defend, indemnify and hold the Company and its respective employees, agents, attorneys, and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by the Company arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by the Buyer in this Agreement. The Sellers and the Company have conducted sufficient due diligence regarding this transaction and waive any claims for actions which occurred prior to the closing which could have reasonably been discovered during due diligence.  The foregoing notwithstanding, no claims shall be waived if the Buyer has intentionally concealed any material fact.

 8.3        Notice; Defense of Claims.  Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim.  Each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party.  No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

 9.          MISCELLANEOUS.

9.1         Taxes.  Any taxes in the nature of sales or transfer tax, payable on the sale or transfer of all or any portion of the Purchased Interest or the consummation of any other transaction contemplated hereby shall be paid by Buyer.

9.2         Assignability.  Neither this Agreement nor any rights or obligations hereunder, are assignable by the Company.  The rights of Buyer under this Agreement are assignable in part or wholly to any company controlled by, controlling or under common control with Buyer and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made;

provided, however, that and such assignment by Buyer shall not relieve Buyer of its obligations hereunder.  In addition, after the Closing, Buyer may assign all of its rights and/or obligations under this Agreement; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

9.3         Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein, without obtaining the prior approval of the Company to the contents and the manner of presentation and publication thereof; provided, however, the parties shall issue a mutually agreed joint press release or statement after the close.

9.4         Section Headings.  The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

9.5         Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

9.6         Expenses.  Except as otherwise provided herein, the Buyer and the Company shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

9.7         Notices.  Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

9.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Nevada.

9.9         Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

 9.10      Validity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

9.11     Counterparts.  This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

Pazoo, Inc.

/s/ David Cunic

By:  David Cunic / C.E.O

MA and Associates, LLC

/s/ Antonio Del Hierro

By:  Antonio Del Hierro / President

[Sellers’ Signatures Contained on Following Page]

SELLERS:

/s/ Ben Bingham                                                       (as to 38%)
Ben Bingham

/s/ Antonio Del Hierro                                            (as to 42.83%)
Antonio Del Hierro

/s/ David Lieberthal                                                (as to 19.17%)
David Lieberthal